EXECUTION COPY

TERMINATION AGREEMENT, dated as of November 30, 2010 (this “Agreement”), among CHINA ENERGY CORPORATION, a Nevada corporation (“CEC”) and the successor corporation to Pacific Projects, Inc., formerly a wholly-owned subsidiary of China Energy Corporation that merged with and into the Company on November 29, 2010 (“PPI”), GEORGIA PACIFIC INVESTMENTS INC., a corporation organized under the laws of Belize (“GPI”), and AXIM HOLDINGS LTD, a corporation organized under the laws of Belize (“Axim”).  Capitalized terms used and not defined herein are used herein as defined in the Termination and Restructuring Agreement dated as of October 28, 2010

WITNESSETH:

WHEREAS, the Coal Group Shareholders, the Heat Power Shareholders, and PPI entered into a Trust Agreement dated as of December 31, 2007 (the “Share Trust Agreement”) pursuant to which the PRC Shareholders agreed to hold their equity interests in Coal Group and Heat Power in trust for PPI in connection with a plan (the “FIE Plan”) to convert Coal Group and Heat Power from domestic enterprises to Foreign Invested Enterprises under the laws of the People’s Republic of China (the “PRC”);

WHEREAS, in connection with the Share Trust Agreement, the parties hereto entered into an Agreement dated January 3, 2008 among PPI, GPI and Axim (the “Remittance Agreement”) pursuant to which PPI was to receive remittances from the sale of shares of common stock, par value, $0.001 per share, of CEC from GPI and Axim as part of the FIE Plan; and

WHEREAS, CEC has determined to terminate the Share Trust Agreement and the FIE Plan, and in connection with such termination, the parties hereto wish to terminate the Remittance Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

SECTION 1.01.  Termination.  The parties hereto agree that, effective the date hereof, the Remittance Agreement and all the covenants and agreements set forth therein are hereby terminated, are null and void, and are of no further force and effect.

SECTION 1.02.  Entire Agreement.  This Agreement and the Management and Control Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

SECTION 1.03.  No Third Party Beneficiaries.  This Agreement shall be binding and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever.

SECTION 1.04.  Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 1.05. Amendment or Waiver; Assignment.   This Agreement may not be amended or modified, nor more any provision thereof be waived, except by an instrument in writing signed by CEC and all of the PRC Shareholders.  This Agreement may not be assigned by operation of law or otherwise without the written consent of all the parties hereto.

SECTION 1.06. Governing Law.  This Agreement shall be governed by the laws of Nevada.  All actions or proceedings arising out of or relating to this Agreement shall be heard and determined in any federal court sitting in the city of Las Vegas, Nevada.

SECTION 1.07.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 1.08.  Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 1.09.  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law, regulation or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible

SECTION 1.10.  Costs and Expenses.  Each party shall bear their own costs and expenses with respect to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

CHINA ENERGY CORPORATION	AXIM HOLDINGS LTD

/s/ Wenxiang Ding	/s/ Yi Ding
Name: Wenxiang Ding	Name: Yi Ding
Title: President and Chief Executive Officer	Title: Director

GEORGIA PACIFIC INVESTMENTS INC.

/s/ Yi Ding
Name: Yi Ding
Title: Director